EXHIBIT 10.43
CHANGE IN CONTROL AGREEMENT
     AGREEMENT (this “Agreement”) by and between USEC Inc., a Delaware corporation (the “Company”) and                      (the “Executive”) dated as of                     ,                    , effective January 1, 2008.
     WHEREAS, the Executive is currently an employee of the Company;
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is essential to the best interests of the Company and its shareholders to foster the continued employment of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 1 hereof) of the Company;
     WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Executive in the Executive’s assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible Change in Control of the Company; and
     WHEREAS, the Board has concluded that the interests of the Company described above can be best satisfied by agreeing to make certain payments to the Executive if the Executive’s employment is terminated following a Change in Control;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest and (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, in each case as determined by the Committee.
     “Cause” shall mean any of the following:
     (i) the engaging by the Executive in willful misconduct that is injurious to the Company or its Affiliates;
     (ii) the embezzlement or misappropriation of funds or property of the Company or its Affiliates by the Executive, or the conviction of the Executive of a felony or the entrance of a plea of guilty or nolo contendere by the Executive to a felony; or
     (iii) the willful failure or refusal by the Executive to substantially perform his or her duties or responsibilities that continues after demand for substantial performance is delivered by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed his or her duties (other than (a) any such failure resulting from the Executive’s incapacity due to Disability, or (b) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason).
For purposes of this definition, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive’s employment shall not be deemed to have been terminated for Cause unless (A) a reasonable notice shall have been given to him or her setting forth in reasonable detail the reasons for the Company’s intentions to terminate for Cause, and if such termination is pursuant to clause (i) or (iii) above, and the damage to the Company is curable, only if the Executive has been provided a period of ten business days from receipt of such notice to cease the actions or inactions, and he or she has not done so; (B) an opportunity shall have been provided for the Executive together with his or her counsel, to be heard before the Board; and (C) if such termination is pursuant to clause (i) or (iii) above, delivery shall have been made to the Executive of a Notice of Termination from the Board finding that in the good faith opinion of a majority of the non-management members of the Board he or she was guilty of conduct set forth in clause (i) or (iii) above, and specifying the particulars thereof in reasonable detail. Any determination of Cause made by the Company in accordance with the foregoing procedure shall be made by the Company, in its sole discretion. Any such determination shall be final and binding on the Executive.
     “Change in Control” shall mean the following and shall be deemed to have occurred if any of the following events shall have occurred:
          (i) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act or Persons acting as a group (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company by reason of having acquired such securities during the 12-month period ending on the date of the most recent acquisition (not including any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities;
          (ii) the majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment;
          (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, resulting in a change described in (i), (ii), (iv) or (v) of this definition, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than sixty percent (60%) of the total voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired forty percent (40%) or more of the total voting power of the Company’s then outstanding securities (not including any securities acquired directly from the Company or its Affiliates);
          (iv) a complete liquidation of the Company involving the sale to any Person or group of at least forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before the liquidation; or
          (v) the sale or disposition by the Company to any Person or group of all or substantially all of the Company’s assets, but in no event less than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such sale or disposition (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty percent (60%) of the total voting power of the voting securities of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Committee” shall mean the Compensation Committee of the Company’s Board of Directors.
     “Disability” shall mean that the Executive has become totally and permanently disabled as defined or described in the Company’s long term disability benefit plan applicable to executive officers as in effect at the time the Executive’s disability is incurred.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Good Reason” shall mean, without the Executive’s express written consent, any of the following, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
          (i) the Executive is removed from the Executive’s position as in effect immediately prior to the Change in Control for any reason other than (A) by reason of death, Disability or Retirement or (B) for Cause; provided that such action results in a material diminution of Executive’s authority, duties or responsibilities;
          (ii) the Executive is assigned any duties inconsistent in a material respect with the Executive’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect immediately prior to the Change in Control if such assignment results in a material diminution in such position, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly following notice thereof given by the Executive);

          (iii) the Company materially breaches any agreement under which the Executive provides services;
          (iv) the Executive’s annual base salary or annual bonus opportunity as in effect immediately prior to the Change in Control (or thereafter if higher) is reduced (except for across-the-board reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company); provided such reduction is a material diminution of Executive’s base compensation or a material breach of any agreement under which the Executive provides services;
          (v) the failure by the Company to continue to provide the Executive with benefits at least as favorable in the aggregate as those enjoyed by the Executive under the Company’s pension, life insurance, medical, health and accident, disability, travel, deferred compensation and savings plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company that would directly or indirectly materially reduce such benefits in the aggregate or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control unless such material fringe benefit is replaced with a comparable benefit, or the failure by the Company to continue to provide the Executive with the number of paid vacation days to which the Executive is entitled; provided such reduction in benefits and compensation is a material breach of any agreement under which the Executive provides services;
          (vi) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 9 hereof;
          (vii) any relocation of the Executive’s principal place of business from its location as of the date immediately preceding a Change in Control, by more than fifty(50) miles; or
          (viii) any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(b) hereof, which termination for purposes of this Agreement shall be ineffective.
Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason unless the Executive shall have delivered a Notice of Termination stating that the Executive intends to terminate employment for Good Reason within ninety (90) days, and such Termination must occur within two years, of the Executive’s having actual knowledge of the initial occurrence of one or more of such events, provided, in each such event, the Company fails to cure within thirty (30) days of receipt of such Notice of Termination. For purposes of this Agreement, any good faith determination of “Good Reason” or good faith determination of the Company’s failure to cure within the thirty (30) day period made by the Executive shall be conclusive.
     “Retirement” shall mean the Executive’s Separation from Service initiated by the Executive after attainment by the Executive of age sixty-five (65).

     “Section 409A Penalties” shall have the meaning set forth in Section 14 of this Agreement.
     “Specified Employee” shall mean any person described in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i) as determined from time to time by the Committee in its discretion.
     “Shares” shall mean shares of common stock, $0.10 par value, of the Company, or such other securities of the Company as may be designated by the Committee from time to time.
     “Termination of Employment” shall mean and be interpreted in a manner consistent with the definition of “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h). The Company retains the right and discretion to specify, and may specify, whether a Termination of Employment occurs for individuals providing services to the Company immediately prior to an asset purchase transaction in which the Company is the seller, who provide services to a buyer after and in connection with such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).
2. Term of Agreement. The term of this Agreement will commence as of the date hereof (the “Effective Date”) and shall continue in effect until the third anniversary of the Effective Date, unless further extended or sooner terminated as hereinafter provided. Commencing on the first anniversary of the Effective Date, and on each anniversary of such date thereafter (each, an “Anniversary Date”), the term shall automatically be extended for one additional year unless the Board of Directors of the Company (the “Board”) gives notice to the Executive, at least two months prior to such Anniversary Date, that it does not wish to extend the term. Notwithstanding the foregoing, upon the occurrence of a Change in Control during the term of this Agreement, this Agreement shall continue in effect for a period of three years from the date of such Change in Control, unless sooner terminated as hereinafter provided.
3. Termination Following Change in Control.
     (a) If a Change in Control shall have occurred, upon a Termination of Employment during the term of this Agreement by the Company without Cause, or by the Executive for Good Reason, the Executive shall be entitled to the benefits provided in Section 4 hereof.
     (b) Notice of Termination. Following a Change in Control, any purported Termination of Employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and shall specify the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company under this Agreement or preclude the

Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights under this Agreement.
     (c) Date of Termination. Following a Change in Control, “Date of Termination” shall mean the date within the term of the Agreement specified in the Notice of Termination, which shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given, (except for a termination pursuant to paragraph (vi) of the definition of Good Reason, in which event the date upon which any succession referred to therein becomes effective shall be deemed the Date of Termination, or a Termination of Employment by the Company for Cause, in which event the date such notice is received shall be the Date of Termination).
4. Compensation upon Termination without Cause or for Good Reason. Following a Change in Control, upon any Termination of Employment of the Executive by the Company without Cause (other than because of death, Disability or Retirement), or any Termination of Employment by the Executive for Good Reason, in any case, during the term of this Agreement, in lieu of any severance benefits Executive would otherwise be eligible to receive under any employment agreement with the Company or under the Company’s severance plan, if any, as in effect immediately prior to the Change in Control, the Executive shall be entitled to the following benefits and payments:
     (a) A cash lump sum payment (payable within ten days of the Date of Termination) of full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given or, if higher, at the rate in effect immediately prior to the reduction giving rise (pursuant to clause (iv) of the definition of Good Reason) to such termination, plus all other amounts to which the Executive is entitled under any compensation or benefit plan of the Company at the time such payments are due under the terms of such plans;
     (b) A cash lump sum payment (payable within ten (10) days of the Date of Termination) equal to two and one-half (2 1/2) times the sum of the Final Salary and the Final Average Bonus. “Final Salary” means the Executive’s annual base salary as in effect on the Date of Termination or, if higher, the Executive’s annual base salary in effect immediately prior to the reduction giving rise (pursuant to clause (iv) of the definition of Good Reason) to such termination. “Final Average Bonus” means the average of the three most recent annual bonuses paid to Executive prior to the Date of Termination, whether such annual bonuses are paid in the form of cash or in grants of restricted common stock of the Company or restricted stock units under the USEC Inc. Annual Incentive Program (which, under the USEC Inc. Annual Incentive Program, generally vests one(1) year after the date of grant); provided, however, that (i) any annual bonus paid to Executive that was pro-rated or otherwise adjusted because Executive was not employed by the Company during the entire period to which such bonus related shall be annualized for purposes of the calculation of the Executive’s Final Average Bonus; (ii) if Executive has experienced a change in position that has affected Executive’s annual bonus opportunity (whether or not such change in position is accompanied by a change in title), any annual bonus paid to Executive with respect to a period prior to such change in position shall not be include in the calculation of the Executive’s Final Average Bonus; (iii) if Executive shall not have been paid at least three annual bonuses prior to the Date of Termination that are includable in the calculation of Executive’s Final Average Bonus, then Executive’s Final Average Bonus shall be an amount equal to the average of such lesser number of annual bonuses (or, if just one annual bonus, an amount equal to such bonus); and (iv) if Executive shall not have been paid at least one annual bonus prior to the Date of Termination that is includable in the calculation of Executive’s Final Average Bonus, Executive’s Final Average Bonus shall be an amount equal to Executive’s annual target bonus as in effect on the Date of Termination or, if higher, the Executive’s annual target bonus in effect immediately prior to the reduction giving rise (pursuant to clause (iv) of the definition of Good Reason) to such termination. Final Average Bonus shall not include any amount of cash or equity paid or granted as part of any long term incentive plan or program that the Company in its sole discretion may elect to maintain from time to time;
     (c) Subject to the Executive’s continued compliance with Section 7 hereof and the limitation in Section 12, life, accident and health insurance benefits substantially similar to those that the Executive was receiving immediately prior to the Change in Control (or thereafter, if higher) until the earlier to occur of (i) the 30 month anniversary of the Date of Termination or (ii) such time as the Executive is covered by comparable programs of a subsequent employer. Benefits otherwise receivable by the Executive pursuant to this Section 4(c) shall be reduced to the extent comparable benefits are actually received during the 30 month period following termination, and any such benefits actually received by the Executive shall be reported to the Company.
     (d) In addition to all other amounts payable under this Section 4, the Executive shall be entitled to receive all benefits payable under any other plan or agreement relating to retirement benefits (including plans or agreements of any successor following a Change in Control) in accordance with the terms of such plan or agreement; provided that, to the extent permitted by applicable law, the Executive shall be credited under such plans or agreements (including plans and agreements of any successor) with two and one-half years’ additional service with the Company after the Date of Termination for all purposes, including vesting, eligibility and benefit accrual; provided that if the benefit attributable to such service cannot be paid from a tax-qualified plan of the Company, such benefit shall be provided as an additional benefit (before offsets) under any supplemental executive retirement plan or restoration-type plan in which the Executive participates, and if the Executive participates in no such plan, such benefit shall be paid in a cash lump sum (payable within ten days of the Date of Termination); provided that in no event shall such benefit be duplicated under two or more arrangements.
5. Full Settlement; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 4 hereof by seeking other employment or otherwise, nor (except as specifically provided in Section 4 hereof) shall the amount of any payment or benefit provided for in Section 4 hereof be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.
6. Certain Tax Consequences. Whether or not the Executive becomes entitled to the payments and benefits described in Section 4 hereof, if any of the payments or benefits received or to be received by the Executive in connection with a change in ownership or control of the

Company (as defined in section 280G of the Code (a “Statutory Change in Control”)) or the Executive’s Termination of Employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Statutory Change in Control or any person affiliated with the Company or such person) (collectively, the “Severance Benefits”) will be subject to any excise tax (the “Excise Tax”) imposed under section 4999 of the Code, then, subject to Section 6(c), the Company shall pay to the Executive an additional amount equal to the Excise Tax (the Excise Tax Payment”).
     For purposes of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amount of such Excise Tax:
     (a) all of the Severance Benefits shall be treated as “parachute payments” within the meaning of Code section 280G(b)(2), and all “excess parachute payments” within the meaning of Code section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code section 280G(b)(4)(A), or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Code section 280G(b)(4)(B), in excess of the “Base Amount” as defined in Code section 280G(b)(3) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and
     (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code section 280G(d)(3) and (4).
     In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Termination of Employment of the Executive, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined (the “Reduced Excise Tax”), the difference of the Excise Tax Payment and the Reduced Excise Tax. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Termination of Employment of the Executive (including by reason of any payment the existence or amount of which could not be determined at the time of the Excise Tax Payment), the Company shall make an additional Excise Tax payment in respect of such excess (plus any interest or penalties payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Benefits.
     (c) Notwithstanding any contrary provision of this Agreement, the Severance Benefits shall be reduced to the extent necessary so that no portion of such Severance Benefits shall be subject to the Excise Taxes, but only if the sum of (A) the net amount of such Severance Benefits, without reduction (but after imposition of the total amount of taxes under federal, state and local law) plus (B) the amount of the Excise Tax Payment in respect of such excess plus any interest or penalties payable by the Executive with respect to such excess (but after imposition of the total amount of taxes under federal, state and local law applicable to such additional payment) exceeds the net amount of such Severance Benefits, as so reduced (and after the imposition of the total amount of taxes under federal, state and local law on such amounts or benefits).
7. Confidential Information; Non-Solicitation; Non-Competition. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, proprietary, or confidential materials, knowledge, data or any other information relating to the Company or any of its affiliated companies, and their respective businesses (“Confidential Information”), which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the term of this Agreement and (a) for a period of five years thereafter with respect to Confidential Information that does not include trade secrets, and (b) any time thereafter with respect to Confidential Information that does include trade secrets, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it.
     In addition, the Executive shall not, at any time during the term of this Agreement and for a period of two and one-half years thereafter, (a) engage or become interested as an owner (other than as an owner of less than five percent (5%) of the stock of a publicly owned company), stockholder, partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is competitive with any business conducted by the Company or any of its affiliated companies during the term of this Agreement or as of the Date of Termination, as applicable, or (b) recruit, solicit for employment, hire or engage any employee or consultant of the Company or any person who was an employee or consultant of the Company within two (2) years prior to the Date of Termination. The Executive acknowledges that these provisions are necessary for the Company’s protection and are not unreasonable, since he would be able to obtain employment with companies whose businesses are not competitive with those of the Company and its affiliated companies and would be able to recruit and hire personnel other than employees of the Company. The duration and the scope of these restrictions on the Executive’s activities are divisible, so that if any provision of this paragraph is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.
8. Remedies. The Executive acknowledges that a violation or attempted violation on the Executive’s part of Section 7 will cause irreparable damage to the Company, and the Executive therefore agrees that the Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Executive or the Executive’s employees, partners or agents. The Executive agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company may have under law or equity.
9. Successors; Binding Agreement.
     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change in Control, the term “Company” shall also mean any Affiliate of the Company to which the Executive may be transferred and the Company shall cause such successor employer to be considered the “Company” and to be bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change in Control the term “Company” shall not mean any Affiliate of the Company to which Executive may be transferred unless Executive shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the “Company” and to be bound by the terms of this Agreement and this Agreement shall be amended to so provide. Failure of the Company to obtain an assumption and agreement as described in this Section 9(a) prior to the effective date of a succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to under this Agreement if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
     (b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.
10. Notices. Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Executive, to the Executive’s address as shown in the records of the Company or to such other address as may be designated in writing by either party.
11. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
12. In-Kind Benefits and Reimbursements. In-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement, reimbursements must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
14. Governing Law; Avoidance of Section 409A Penalty. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Notwithstanding any other provision of this Agreement, in the event of a payment to be made, or a benefit to be provided, pursuant to this Agreement based upon Executive’s Termination of Employment at a time when the Executive is determined to be a Specified Employee by the Committee in its sole discretion and such payment or provision of such benefit is not exempt or otherwise permitted under Section 409A of the Code without the imposition of Section 409A Penalties, such payment shall not be made, and such benefit shall not be provided, before the date which is six (6) months and one day after the Executive’s Termination of Employment . All payments or benefits delayed pursuant to this Section shall be aggregated into one lump sum payment following the first day of the seventh month after Executive’s Termination of Employment in accordance with the Company’s normal payroll practices.
     This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive with respect to Section 409A Penalties.
15. Validity. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
16. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
17. Arbitration. Except as otherwise provided in Section 8 hereof, the parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to this Agreement, its termination or any Termination of Employment, including whether such dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Executive shall still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim shall be submitted to arbitration instead of a court or jury. The arbitration proceeding shall be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrator(s), including determination of the amount of any damages suffered, shall be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns.
18. Status Prior to Change in Control. Nothing contained in this Agreement shall impair or interfere in any way with the Executive’s right to terminate employment or the right of the Company to terminate the Executive’s employment with or without Cause prior to a Change in Control. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive.
19. Legal Fees. The Company shall pay the Executive’s reasonable legal fees and expenses that may be incurred by the Executive in contesting or disputing any Termination of Employment following a Change in Control or in seeking to obtain or enforce any right or benefit provided by this Agreement, if the Executive is the prevailing party in connection with any such dispute.
20. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter herein and supersedes any prior agreements between the Company and the Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

USEC INC.
By:
W. Lance Wright
Senior Vice President, Human Resources and Administration

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